UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

August 31, 2006
Date of Report (Date of earliest event reported)

METALDYNE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-12068	38-2513957
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

47659 Halyard Drive, Plymouth, Michigan 48170
(Address of principal executive offices)

(734) 207-6200
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[X] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communication s pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 31, 2006, Metaldyne Corporation (the “Company”) entered into an Agreement and Plan of Merger, dated as of August 31, 2006 (the “Merger Agreement”), by and among the Company, Asahi Tec Corporation, a Japanese corporation (“Asahi Tec”), and a wholly-owned subsidiary corporation of Asahi Tec formed under the laws of Delaware (“Acquisition Sub”). Pursuant to the Merger Agreement, Acquisition Sub will merge with and into the Company and the Company, which will continue as the surviving corporation in the Merger, will become a wholly-owned subsidiary of Asahi Tec (the “Merger”). The total value of the transaction will be approximately US$1.2 billion, including the Company’s debt that will continue to be outstanding following, or will be refinanced in connection with, the Merger. The transaction is targeted to be completed in the fourth quarter of 2006.

At the effective time of the Merger, each share of common stock of the Company owned by the Company’s largest common stockholders (the “principal company stockholders”) will be converted into the right to receive US$2.1833 in cash, without interest. Each remaining share of common stock of the Company (other than shares owned by the Company, Asahi Tec and Acquisition Sub and dissenting shares) will be converted into the right to receive US$2.40 in cash, without interest. The holders of these shares will receive a higher price per share if the Asahi Tec common stock price over a 30 trading day period prior to closing is higher than the Asahi Tec common stock price for the similar period prior to the signing of the Merger Agreement. The principal company stockholders have been required, and have agreed, to reinvest the cash they receive in the Merger in common stock of Asahi Tec to be issued in a private placement. The shares will be issued at a discount to the average closing price of Asahi Tec common stock over a 30 trading day period prior to the signing of the Merger Agreement. In addition, holders of the Company’s preferred stock will receive cash for their shares on the basis set forth in the Merger Agreement. The holders of the Company’s series A and series A-1 preferred stock have been required, and have agreed, to reinvest the cash they receive in the Merger in Asahi Tec convertible preferred stock to be issued in a private placement. The holder of the Company’s series B preferred stock has been required, and has agreed, to reinvest the cash it receives in the Merger in Asahi Tec’s common stock to be issued in a private placement at the same discount discussed above. The Company understands that, after giving effect to the reinvestment and a new equity investment, referred to in Exhibit 99.1, by RHJ International SA (“RHJI”) and its co-investors, the principal company stockholders will own approximately 25% of the outstanding common stock of Asahi Tec on a fully diluted basis and RHJI will remain the largest stockholder of Asahi Tec with approximately 39% of the outstanding common stock of Asahi Tec on a fully diluted basis. The principal company stockholders represent approximately 97% of the outstanding shares of the Company’s common stock and include affiliates of Heartland Industrial Partners, L.P. (“Heartland”) and its co-investors, CSFB Private Equity and Masco Corporation. Heartland also owns the series B preferred stock.

The Merger has been approved by the boards of directors of the Company, Asahi Tec and Acquisition Sub. At Asahi Tec’s request, following approval by the Company’s board of directors, the required majority of the Company’s stockholders delivered written consents to approve the Merger. The preferred stockholders have also consented to the Merger in connection with their agreement to reinvest the cash received in the Merger in Asahi Tec securities.

The Merger Agreement contains typical representations, warranties, covenants and conditions. In addition, closing the Merger is subject to the satisfaction or waiver of certain additional conditions, including U.S. and Japanese regulatory approvals, the absence of any material adverse change in Asahi Tec, the absence of any material adverse change in the Company, the closing of the private placement of Asahi

Tec securities to the principal company stockholders and the Company’s preferred stockholders representing their reinvestment of the cash received in the Merger, stockholder approval at Asahi Tec, the refinancing of Metaldyne's senior bank debt, receipt of financing required to complete the transactions contemplated in the Merger Agreement, the receipt of certain consents and waivers from the Company’s bondholders and the completion of a tender for a minimum of US$225 million aggregate principal amount of the Company’s 11% senior subordinated notes due 2012 and 10% senior subordinated notes due 2014. The tender offer is conditioned on the receipt of consent of the bondholders to certain amendments to the terms of the bonds primarily to permit the Merger and to waive the bonds’ change of control provisions, as well as other customary conditions. The holder of the Company’s 10% senior subordinated notes due 2014 has already consented to the transaction. Further, Asahi Tec may elect not to close if the Company’s corporate credit ratings from Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Group are lowered below specified levels and the interest cost for the Company’s senior term debt exceeds certain levels. The new senior term debt to be incurred by the Company in connection with the Merger will be used to refinance and replace the Company’s existing senior credit and accounts receivable facilities and pay related fees and expenses.

The Company will file an information statement/proxy statement with the United States Securities and Exchange Commission (the “SEC”) as soon as practicable for the transaction. There can be no assurance that the conditions to the Merger will be satisfied or waived.

Asahi Tec has obtained equity and debt financing commitments and Acquisition Sub has obtained debt financing commitments, in each case subject to certain closing conditions, in an aggregate amount sufficient for Asahi Tec to pay the aggregate consideration required to complete the transactions contemplated in the Merger Agreement and all related fees and expenses. There can be no assurances that the conditions to these financings will be satisfied or waived.

A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement. The Company’s representations contained in the Merger Agreement should not be construed as a representation by the Company to any investor. Such statements are for the purpose of confirming certain due diligence matters as between the parties and may represent an allocation of risks as between the parties as part of a negotiated transaction. Such representations may be further qualified by disclosures made by the Company to Asahi Tec or by materiality standards.

In addition, certain documents were executed in connection with the Merger, including, among others, a Stock Purchase Agreement among Asahi Tec, the principal company stockholders and the representative of the principal company stockholders, two separate Preferred Stock Purchase Agreements between Asahi Tec and the holders of the Company’s series A and series A-1 preferred stock, a Stock Purchase Agreement between Asahi Tec and the holders of the Company’s series B preferred stock and three separate employment agreements between Asahi Tec and each of Timothy Leuliette, Jeff Stafeil and Thomas Amato (the “new employment agreements”). The new employment agreements of Messrs. Leuliette, Stafeil and Amato, each of whom are currently employed by the Company as executive officers, will become effective upon the closing of the Merger and at that time their existing employment agreements will be terminated. Messrs. Leuliette, Stafeil and Amato will be employed by Asahi Tec on the terms and conditions specified in their respective new employment agreements.

Copies of the new employment agreements of Messrs. Leuliette, Stafeil and Amato are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference, and the foregoing descriptions of the new employments are qualified in their entirety by reference to the full texts of the new employment agreements.

Item 5.01. Changes in Control of Registrant

See the description contained under the heading “Entry Into a Material Definitive Agreement” in Item 1.01 above, which disclosure is hereby incorporated into this Item 5.01 by reference.

Item 8.01 Other Events.

On August 31, 2006, the Board of Directors of the Company declared a distribution of all the common stock and common stock equivalents of TriMas Corporation that are owned by the Company to the Company’s common stockholders of record on the business day prior to the Merger (the “TriMas Distribution”). This distribution is conditioned upon, among other things, (i) the receipt and effectiveness of consents required from the holders of the Company’s outstanding notes and preferred stock, (ii) the new debt and equity financings being arranged by or on behalf of Asahi Tec in connection with the Merger, (iii) the consummation of the Merger, and (iv) receipt by the Company of a solvency opinion from a qualified independent third party to verify the adequacy of corporate surplus for the TriMas Distribution under Delaware law.

On September 1, 2006, the Company issued a press release announcing the execution of the Merger Agreement and the declaration of the TriMas Distribution. A copy of this press release is attached hereto as Exhibit 99.1 and is hereby incorporated into this Item 8.01 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

2.1 Agreement and Plan of Merger, dated as of August 31, 2006, by and among Metaldyne Corporation, Asahi Tec Corporation and Argon Acquisition Corp. *

10.1 Employment Agreement, dated as of August 31, 2006, between Asahi Tec Corporation and Timothy Leuliette.

10.2 Employment Agreement, dated as of August 31, 2006, between Asahi Tec Corporation and Jeffrey Stafeil.

10.3 Employment Agreement, dated as of August 31, 2006, between Asahi Tec Corporation and Thomas Amato.

99.1 Press Release, dated September 1, 2006, of Metaldyne Corporation, announcing the execution of the Agreement and Plan of Merger.

* Schedules and exhibits to this exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally copies of any of the omitted schedules and exhibits to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 7, 2006

METALDYNE CORPORATION

By: /s/ Jeffrey M. Stafeil
Name: Jeffrey M. Stafeil
Title: Executive Vice President
and Chief Financial Officer